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                                                   Thomas & Betts Corporation
                                                   8155 T&B Boulevard
                                                   Memphis, Tennessee 38125

Contact:  Renee Johansen
          (901) 252-5466

FOR IMMEDIATE RELEASE


                   Thomas & Betts Comments on Fourth Quarter

MEMPHIS, Tenn. - December 14, 1999 Thomas & Betts Corporation (NYSE:TNB) today announced that its fourth quarter earnings per share (EPS) could be as much as 40% below the current First Call consensus earnings expectation of $0.97. That estimate is preliminary as the company records it highest sales of the quarter in December, and also hopes to recover some of the current shortfall before yearend. The unusual factors impacting the fourth-quarter results are:

(1) On November 1, 1999, Thomas & Betts installed the final building block of its business-to-business (B2B) E-commerce strategy, a world-wide web-enabled order processing system (TOPS). Difficulties experienced in the start-up of that new system have caused shipping delays, order cancellations and freight expediting and other associated costs. The company estimates that as much as two-thirds of its earnings shortfall will be related to the TOPS implementation.

      Despite the effect of delayed and cancelled sales, the company expects its growth in orders to fall in line with analysts' expectations. In commenting on recent business trends, the company said the orders for the three months ended November 1999 were 15% higher than the year-earlier period overall, including the impact of late 1998 and 1999 acquisitions, and 8% greater without the impact of acquisitions and divestitures. Orders of the company's Electrical segment in that same period were 32% higher with acquisitions and increased 8% on a pre-acquisition basis. Orders of the Electronic OEM segment rose 8%, while Communications segment orders decreased 24%, due to the sale of the company's cable-television amplifier

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product lines. The latter two segments had no acquisitions within the last year.

(2) As part of an accelerated year-end accounting close process to validate account balances, the company identified additional costs, such as unanticipated inventory losses, that it is recognizing in the current quarter's results. Identification of those issues was also accelerated by use of the company's new financial reporting system, which is now being utilized by decentralized financial management for better control of smaller, more manageable portions of the company's business.

     "While we are disappointed by the short-term impact of our systems' conversions, we are more convinced than ever in the correctness of our long-term vision for our company's future in the E-Commerce world," commented Clyde R. Moore, president and chief executive officer. "Our thoughts on E-Commerce have been confirmed in numerous discussions, including those with Grainger and General Electric."

     "We have spent the past three years converting all of our corporate systems to enable us to lead our industry in E-commerce. The undertaking was immense, but timing was critical as the Internet is changing the business model at so fast a pace. Our business has gone through a radical transformation for an industrial company and this has not been an easy process. While our numerous conversions have caused some short-term disruption to our business, we believe our investments in these business systems will allow us to reward our shareholders in the future. Our analysis indicates that these conversion issues and their impact on our earnings are one-time in nature, and we have no reason to alter our previously budgeted
2000 earnings projection. At this time we still expect to deliver on the current First Call consensus earnings expectation for 2000 of $3.67," concluded Moore.

     Thomas & Betts plans to release fourth quarter results on February 4, 2000. In 1998's fourth quarter, Thomas & Betts had EPS of $0.81.

Thomas & Betts will host a conference call Tuesday evening, December 14, at 7:15 EDT to discuss these comments. Interested parties should call 212-346-6380, reservation number 13862952 prior to that time to participate. The replay number is 800-633-8284, reservation number, 13862952 available until Thursday, December 16, 1999 at 7:00 p.m. EST.

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     Forward-looking statements in this news release are subject to many uncertainties in the company's operations and business environments. Such uncertainties, which are discussed further in the company's quarterly filings with the Securities and Exchange Commission, may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements.

     Thomas & Betts is a leading producer of connectors and components for worldwide electrical and electronic markets. Visit Thomas & Betts on the World Wide Web at www.tnb.com.